Exhibit 99.1

Cue Health Adopts Limited-Duration Shareholder Rights Plan

Board of Directors Takes Action to Protect Long-Term Value for All Shareholders

Rights Plan Responds to Significant Third-Party Share Accumulation

SAN DIEGO, CA, September 21, 2023 – Cue Health (Nasdaq: HLTH), a healthcare technology company, today announced that its Board of Directors has unanimously approved the adoption of a limited-duration shareholder rights plan (the “Rights Plan”) to protect the long-term interests of all shareholders. The Board adopted the Rights Plan in response to a rapid accumulation of shares by a third party. The Rights Plan is effective immediately and has a one-year term, expiring on September 20, 2024.

“Cue is committed to engaging in constructive dialogue with our shareholders, and we value their perspectives,” said Ayub Khattak, Chairman and Chief Executive Officer of Cue Health. “We are also focused on ensuring that all shareholders receive fair and equal treatment and are able to realize the full long-term value of their investment, which is what a Rights Plan is designed to do. As we look ahead, we are focused on executing our strategic plan, and we are confident that Cue is poised for significant sustainable growth with numerous near-term milestones.”

The Rights Plan is designed to reduce the likelihood that any entity, person, or group can gain control of Cue through open market accumulation without paying all other shareholders an appropriate control premium and on terms that would not deliver sufficient value for all shareholders. It will also give the Board sufficient time to make informed judgments and take actions that it believes are in the best interests of all shareholders. The Rights Plan does not preclude the Board from considering an offer that recognizes the full value of Cue.

The Rights Plan is similar to other plans adopted by publicly held companies in comparable circumstances. Under the Rights Plan, the rights will become exercisable if an entity, person, or group acquires beneficial ownership of 10% or more of Cue’s outstanding common stock in a transaction not approved by the Board. The Rights Plan includes an exemption that permits certain passive investors to acquire up to 20% of Cue’s outstanding common stock. In the event that the rights become exercisable due to the triggering ownership threshold being crossed, each holder (other than the entity, person, or group triggering the Rights Plan) will be entitled to purchase shares of Cue’s common stock at a significantly discounted price.

Additional details about the Rights Plan will be contained in a Form 8-K to be filed by the Company with the Securities and Exchange Commission.

About Cue Health

Cue Health Inc. (Nasdaq: HLTH) is a healthcare technology company that uses diagnostic-enabled care to empower people to live their healthiest lives. The Cue Health platform offers individuals and healthcare providers convenient and personalized access to lab-quality diagnostic tests at home and at the point-of-care, as well as on-demand telehealth consultations and treatment options for a wide range of health and wellness needs. Cue’s customers include federal and state public sector agencies and the private sector, which includes healthcare providers, enterprises, and individual consumers. Cue received De Novo authorization from the U.S. Food and Drug Administration (FDA) for its COVID-19 test, which became the first home use respiratory test to receive this FDA approval. Cue also received Emergency Use Authorization from the FDA for its molecular mpox test at the point-of-care. To further expand its test menu, Cue has made other submissions that are now under review by the FDA, including for the Cue® Flu + COVID-19 Molecular Test and the Cue® RSV Molecular Test, both of which are designed for at-home and point-of-care use. Cue, founded in 2010, owns over 100 patents and is headquartered in San Diego. For more information, please visit www.cuehealth.com.

Forward-Looking Statements

Statements in this press release about future expectations, plans and prospects, including statements related to our strategic plan, growth plans, potential, milestones and future value, as well as any other statements regarding matters that are not historical facts, may constitute “forward-looking statements”. The words, without limitation, “continue,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “would,” “develop,” “pave,” “seek,” “offer,” “grow”, “expand”, “look forward”, “believe” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these or similar identifying words. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the factors discussed in the “Risk Factors” section of Cue’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 16, 2023 and of Cue’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2023, filed with the SEC on August 9, 2023. Any forward-looking statements contained in this press release are based on the current expectations of Cue’s management team and speak only as of the date hereof, and Cue specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

CONTACTS

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